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Exhibit 99.6

CONSENT OF WILLIAM A. LAMKIN TO BE NAMED AS A TRUSTEE

CONSENT

The undersigned hereby consents to being named in the Registration Statement on Form S-4 (Registration No. 333-227616) of Government Properties Income Trust, a Maryland real estate investment trust (the "Company") and in all subsequent amendments and post-effective amendments or supplements thereto (the "Registration Statement"), as an individual to become a trustee of the Company and to the inclusion of his biographical information in the Registration Statement.

Dated: November 9, 2018

/s/ WILLIAM A. LAMKIN William A. Lamkin

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  Exhibit 99.6